SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                  Exchange Act of 1934 Date of Report (Date of
                     earliest event reported) April 15, 1999

                      COMMISSION FILE NO.:  0-29826

                           LONG ISLAND FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)


 Delaware                                             11-3453684
 ----------                                         ---------------
(State or other Jurisdiction of Incorporation      (I.R.S. Employer or
organization)                                       Identification No.)

One Suffolk Square, Islandia, New York                    11722
----------------------------------------             ---------------
(Address of principal executive officer)                (Zip Code)

Registrants' telephone number, including area code:   (516) 348-0888
                                                     ----------------


Item 5.           Other Events

     On April 15, 1999, Long Island Financial Corp. issued a press release announcing earnings for the quarter ended March 31, 1999. In that release, the Board of Directors also announced it had approved the repurchase of up to 10% of its common stock outstanding from time to time in the open market or through private purchases, depending on market conditions. The press release issued by the Registrant is attached as Exhibit 99.1 and is hereby incorporated herein by reference.

Item 7 (c).       Exhibits

     Exhibit 99.1 Press Release announcing the Company's earnings for the quarter ended March 31, 1999, and the stock repurchase program.


                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 By:      /s/ Douglas C. Manditch
                                     -----------------------------------
                                             Douglas C. Manditch
                                     President & Chief Executive Officer

Dated:   April 30, 1999

EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                          LONG ISLAND FINANCIAL CORP.
                         REPORTS FIRST QUARTER RESULTS
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Islandia, N.Y. (Business Wire) -- April 15, 1999-- Long Island Financial Corp. (the "Company") (NASDAQ/NMS: LICB) the holding company for Long Island Commercial Bank today reported net income of $332,000, or $.19 per common share, for the fiscal quarter ended March 31, 1999 compared to $362,000, or $.21 per common share for the comparable prior year period. The Company also announced that it was commencing a program to repurchase up to 10% of its outstanding common stock.

The decrease in net income occurred despite a 21% improvement in net interest income after provision for possible loan losses due to continued growth in the investment and loan portfolios funded, in part, with borrowings consisting of convertible advances from the Federal Home Loan Bank of New York. Other operating income increased $205,000, or 183%, to $317,000 for the quarter ended March 31, 1999, reflecting the establishment of the Bank's residential mortgage department in May, 1998, and fee income associated with the origination and sale of residential mortgages. In addition, service charges on deposit accounts has increased reflecting the growth in the Bank's depositor base and an overall increase in the Bank's fee schedule. The primary factor offsetting the positive growth trends was a 53% increase in other operating expenses as a result of a substantial increase in staff in connection with both the Bank's branch expansion, establishment of the residential mortgage department, the investment in computer hardware and software to increase operating efficiencies and to provide electronic banking services and additional staffing to support the continued growth of the Bank. The number of full time equivalent employees increased by 19, or 37.3%, from 51 at March 31, 1998 to 70 at March 31, 1999.

Total assets amounted to $270.8 million at March 31, 1999, an increase of $60.4 million, or 28.7%, compared to $210.5 million at March 31, 1998. Loans receivable, net increased by $16.7 million, or 20.6%, from March 31, 1998. In addition, the growth in total deposits of $36.1 million, or 21.1%, to $207.4 million at March 31, 1999, was comprised primarily of lower cost deposit products. Demand deposits increased by $9.6 million, or 46.1%, to $30.5 million at March 31, 1999. Savings deposits increased by $18.0 million, or 505.4%, to $21.5 million at March 31, 1999. NOW and money market deposits amounted to $47.2 million at March 31, 1999, an increase of $22.0 million, or 87.0%, while time certificates decreased by $13.4 million, or 11.0%, from March 31, 1998 to March 31, 1999.

Commenting on the quarterly results, Douglas C. Manditch, president and chief executive officer, stated, " we are pleased with the financial performance of the Company, to date, as we begin to realize the benefits of the infrastructure developed in 1998. We continue to experience growth in core banking relationships as we expand our branch network and offer state of the art electronic banking services. Our primary focus in 1999 is to continue to fund asset growth with low costing deposits while we stabilize and maintain our operating expense structure. The consummation of our reorganization on January 28, 1999, which formed Long Island Financial Corp., opens an array of opportunities to the Company to compete as a financial services provider well into the next millennium. " The Bank plans on opening more branches in its market area of Suffolk and Nassau Counties and expects to have a network of up to ten full service banking facilities in place by December 31, 2000.

On March 9, 1999, the Board of Directors of Long Island Financial Corp. declared a dividend of $.08 per common share. The dividend was paid on April 1, 1999 to stockholders of record on March 24, 1999.

In commenting on the stock repurchase program, Mr. Manditch said, "We believe that the repurchase of the shares will enhance shareholder value by increasing the earnings per share and book value of the remaining shares outstanding. The last trade of our common stock on April 14, 1999 was at approximately 97.4% of the stock's book value of $12.06 per share as of March 31, 1999. Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

Long Island Commercial Bank, the wholly-owned subsidiary of Long Island Financial Corp., is a New York state chartered commercial bank, began operations in January of 1990, and provides commercial and consumer banking services through six offices located in Islandia, Smithtown, Babylon, Westbury, Jericho and Shirley. The Bank is an independent local bank emphasizing personal attention and responsiveness to the needs of its customers. Perry B. Duryea Jr., serves as chairman of the board.

This release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Bank's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank's operations, pricing, products, and services.

                                                LONG ISLAND FINANCIAL CORP.
                                                 (NASDAQ/NMS: LICB)
                                        (In thousands, except per share data)


                                                    March 31,       December 31,       March 31,
                                                      1999             1998              1998
Selected Financial Condition Data
Cash and cash equivalents .......................  $   17,284      $  21,489          $   14,643
Securities held-to-maturity, net ................         574            664               2,596
Securities available for sale ...................     143,457        145,155             107,537
Loans receivable, net (1) .......................      97,828         94,144              81,092
Total assets ....................................     270,846        266,543             210,471
Deposits ........................................     207,444        217,867             171,301
Borrowed funds ..................................      39,000         24,000              14,000
Stockholders' equity(2)..........................      21,430         21,868              21,611
Book value per share (2) ........................  $    12.06      $   12.35          $    12.28


                                                           Three Months Ended
                                                                March 31,
                                                        1999             1998
Selected Operating Data

Interest income .................................  $    4,551       $    3,835
Interest expense ................................       2,374            2,066
     Net interest income.... ....................       2,177            1,769
Provision for possible loan losses ..............         150               90
     Net interest income after provision
         for possible loan losses ...............       2,027            1,679
Other operating income ..........................         317              112
Other operating expense .........................       1,822            1,187
     Income before provision for income taxes....         522              604
Provision for income taxes ......................         190              242
    Net income ..................................  $      332       $      362

    Basic and diluted earnings per share ........  $      .19       $      .21


Weighted average shares outstanding .............   1,775,991        1,760,432

     (1) Includes residential mortgage loans held for sale.
     (2) Includes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.


Contact:
Douglas C. Manditch
President & CEO

Long Island Financial Corp.
One Suffolk Square
Islandia, New York 11722
Voice: (516) 348-0888  Fax: (516) 348-0830
www.licb.com